EXHIBIT 99.1

September 7, 2000

            BIOSOURCE INTERNATIONAL, INC. NAMES NEW SENIOR MANAGEMENT

BIOSOURCE INTERNATIONAL, INC. NAMES NEW SENIOR MANAGEMENT
    - GENSTAR AND NEW MANAGEMENT TO INVEST ADDITIONAL $5.3 MILLION -

CAMARILLO, Calif., Sept. 7 -- BioSource International, Inc., (Nasdaq: BIOI) today announced that it has installed a new senior management team. The company has named Russell D. Hays, 55, as Chairman of the Board, President, and Chief Executive Officer and George Uveges, 52, as Chief Operating Officer, effective September 18th. Mr. Hays will succeed James H. Chamberlain, 52, Founder, Chairman of the Board, President and Chief Executive Officer of BioSource, who is retiring after eleven years with the company. Mr. Uveges will succeed Gus Davis, 52, Chief Operating Officer, who is also retiring.

"Jim Chamberlain and Gus Davis have done a great job building BioSource into a leading player in life sciences and the Board and I would like to thank them for their hard work and dedication," commented J-P Conte, Managing Director of Genstar Capital LLC and Director of BioSource." Russ Hays and George Uveges are a proven and talented management team with an outstanding track record in the life sciences industry. The Genstar team worked closely with Russ and George during their tenure at NEN Life Sciences, Inc. -- the best investment in the history of Genstar. As a result of their success and leadership at NEN, we actively recruited them to lead BioSource to accelerate the Company's growth. One of our most important objectives going forward is to grow the company through new product development, acquisitions and alliances that increase shareholder value. To that end, Genstar Capital will invest an additional $4.5 million in BioSource, raising its total commitment to $24.8 million, $10 million of which is represented by an outstanding warrant. These are exciting times in life sciences and drug discovery research and we are confident with Russ and George at the helm, the company will capitalize on the exciting and new developments in the biotechnology sector."

Additionally, Mr. Conte noted, "Both Russ Hays and George Uveges will be making an investment in BioSource in the amount of $850,000. These investments are demonstrative of their confidence in BioSource and the abilities of the Hays, Uveges and Genstar Team. Mr. Hays and Genstar will be purchasing stock from the Company in a private transaction at a purchase price of $15.00 per share, which was the closing sale price of BioSource's common stock on August 9, 2000, the day prior to the execution of their agreement to invest. Mr. Uveges will be purchasing common stock from the Company in a private transaction at a purchase price of either $21.875 per share, the closing sale price of BioSource's common


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stock on September 5, 2000, (the day prior to the execution of his agreement to invest), or the price of the stock on Sept 18, 2000, whichever is lower. Mr. Hays comes to BioSource from NEN Life Sciences, Inc., a $125 million a year corporation in proprietary research reagent systems in drug discovery research, where he served as President and Chief Executive Officer. Under his stewardship, the company successfully completed a strategic sale to PerkinElmer, Inc. Prior to joining NEN Life Sciences, Mr. Hays served as President and Chief Executive Officer of ReSound Corporation, and as President and Chief Executive Officer of Enzytech, Inc., where the company focused on the commercialization of two proprietary platform drug delivery technologies.

"I am pleased to join BioSource and welcome the opportunities that lie ahead," commented Mr. Hays. "I look forward to working with and adding to the BioSource team. I am confident we will conceive and implement the optimal strategic focus and execution necessary to maximize shareholder value. I welcome the opportunity."

Mr. Uveges comes to BioSource from NEN Life Sciences, Inc., as well. While at NEN, Mr. Uveges served as Senior Vice President and Chief Financial Officer, where he was responsible for finance, treasury and legal, and information technology. Prior to joining NEN Life Sciences, Mr. Uveges served as Chief Financial Officer and Vice President of Administration of Gelman Sciences, Inc., Chief Financial Officer, Treasurer and Vice President of Administration for G.I. Plastek, and Corporate Controller, Treasurer and Chief Accounting Officer of Invacare Corporation.

"I am proud of what we have been able to accomplish and of all the great people I have had the opportunity to work with over the years," said Mr. Chamberlain. At this stage however, I have decided to bring in this team to take BioSource to the next level. I could not be more pleased that Russ Hays and George Uveges are joining the company. I look forward to assisting them in anyway possible as they join BioSource to continue its growth and development."

BioSource expects to take a pretax charge of approximately $6.2 million (with $1.9 and $4.3 million in cash and non-cash charges, respectively), as a result of costs related to the change in management. The third quarter charge will be $1.5 million (with $1.1 million and $400,000 in cash and non-cash charges, respectively) or 13 cents per share. The balance of $4.7 million relates to relocation expenses, which will be expensed as incurred, and compensation expense to be recorded for stock options. The stock option agreements with the new executives will result in a non-cash charge of approximately $250,000 per quarter over the four year vesting period of the options. The estimated amount of the non-cash charges are based on a BioSource closing stock price of $24.50 dollars, as of September 6, 2000. The actual amount of the non cash charges will be based on the closing price of BioSource stock on September 18, 2000, the date the executives begin employment.


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About BioSource International, Inc.

BioSource International, Inc. supplies the worldwide biomedical research community with ELISA test kits, immunological reagents such as antibodies, proteins, growth factors, media buffers, seras, etc. as well as a custom business which produces oligonucleotides, peptides and antibodies used to aid studies of the biochemistry, immunology and cell biology of the human body. These products help scientists and physicians to better understand aging, cancer, arthritis and other inflammatory diseases, AIDS and sexually transmitted diseases. With over 3,000 customers, including the National, Institutes of Health, Schering-Plough, Harvard Medical School, Eli Lilly, Genentech and Amgen. The Company focuses its sales efforts on academic, industrial and governmental laboratories. Additional information is available on the companies website at http://www.BioSource.com.

About Genstar Capital LLC

Genstar Capital is a private-equity investment firm that makes leveraged investments in quality companies. Genstar Capital works in partnership with management to create value over the long-term and has more than $350 million of committed capital under management. Genstar Capital brings a unique mix of experience to portfolio companies, and invests in select industries including the life sciences, with a specific interest in enabling tools and technologies for drug discovery research. Additional information is available on the companies website at http://www.gencap.com.

Safe Harbor

This release may contain forward looking statements that involve risks and uncertainties including risks described from time to time in reports filed by BioSource International, Inc. with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K. SOURCE BioSource International, Inc.

CONTACT: Hope Sidman, 212-521-4870, hope-sidman@kekst.com, for BioSource

Web site: http://www.BioSource.com